UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

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USA Technologies, Inc. issued the following press release on June 26, 2012:

FOR IMMEDIATE RELEASE

Contact:
Veronica Rosa
VP Corp. Comm. & Investor Relations
USA Technologies
484-359-2138
vrosa@usatech.com

Visa’s London 2012 Olympic Games Trip for LifeSweepstakes to be Promoted on USA Technologies’ Network

Immediate Promotion of Nationwide Visa Sweepstakes Now Available to Visa Cardholders at USA Technologies’ Vending and Other Self-Serve Retail Locations

MALVERN, PA, June 26, 2012 – Visa, a Worldwide Olympic Games Sponsor for more than 25 years, together with USA Technologies, Inc. (NASDAQ: USAT), (“USAT”), a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries, today announced the ability for vending and other self-serve retail locations served by USAT in the U.S. to promote Visa’s London 2012 Olympic Games Trip for Life Sweepstakes.  Under the program, all consumers who use their Visa credit or debit card at any self-service machines connected to USA Technologies’ ePort Connect® network through August 31, 2012 are automatically entered in the Visa promotion.  The winners will be awarded tickets to the summer sporting events at every Olympic Games beginning in 2016, for the rest of their lives.

Every four years, beginning the summer of 2016, one Grand Prize winner and a guest will receive the following, courtesy of Visa:

•	Round trip airfare

•	Deluxe hotel accommodations

•	Tickets to Olympic Games events

No purchase or obligation necessary to enter or win.  For complete details see the Official Rules at Visa’s website:  www.Visa.com/tripforlife2012promo

“USA Technologies is pleased to be able to take this great Visa promotion and extend it to the vending and other unattended retail markets we serve,” said Stephen P. Herbert, Chairman and CEO of USA Technologies.  “With over 155,000 connections to our ePort Connect service, USA Technologies offers Visa credit and debit cardholders the opportunity to participate when making small ticket, ‘every day’ purchases, such as buying a cold drink, food or snack from a vending machine.  As we approach the start of the London 2012 Olympic Games, it’s an exciting way to provide our customers with a program that adds “value” to the consumer experience.  USAT’s ePort Connect service base is a powerful platform for reaching consumers and we are happy to participate in this program with Visa.”

USA Technologies recently launched the availability of promoting this Visa sweepstakes to the vending industry at the National Vending Trade Show and Conference (NAMA), April 25-27, 2012 in Las Vegas. The promotion is available now through August 31, 2012.

About Visa:

Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems and services in the vending, commercial laundry, hospitality and digital imaging industries. USA Technologies has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.